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                                                                      EXHIBIT 10


                            PATENT LICENSE AGREEMENT


         THIS AGREEMENT, effective upon execution by the parties hereto, is entered into by SI Diamond Technology, Inc., a corporation of Texas having its principal place of business at Austin, Texas (herein called SIDT or "Licensee"), and Till Keesmann, an individual having an address at Heidelberg, Germany (herein called "Licensor").

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed as follows:

ARTICLE 1.        BACKGROUND OF AGREEMENT

         1.00 Licensor represents that it has certain patents pertaining to carbon nanotubes as cathodes for field emission display in respect to which it is prepared to grant an exclusive worldwide license to Licensee.

         1.01 Licensee wishes to acquire a worldwide exclusive license under Licensor's patents pertaining to carbon nanotubes as cathodes for field emission display in order to market the patents and share revenues generated by any sublicenses with Licensor.

ARTICLE 2.        DEFINITIONS

         As used herein, the following terms shall have the meaning set forth below:

         2.00 "Patent" or "Patents" shall mean the following listed patents and patent applications now owned by Licensor, and any patents or patent applications filed and/or issuing from the Patents in any and all countries of the world, including, without limitation, utility model and design patents, patents of addition, patents of importation, divisional, continuations, continuation-in-parts, reissues, reexaminations, renewals and extensions thereof and the legal equivalents:

                  U.S. Patent No.: 5,773,921
                  Titled:  FIELD EMISSION CATHODE HAVING AN ELECTRICALLY
                           CONDUCTING  MATERIAL SHAPED OF A NARROW
                           ROD OR KNIFE EDGE
                  Filed:   23 August 1996
                  Issued:  30 June 1998
                  Inventors:  Till Keesmann, Hubert Grosse-Wilde


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                  PCT Application: PCT/DE95/00221
                  PCT Publication No.: WO 95/23424
                  Title: FIELD-EMISSION CATHODE AND METHOD OF
                         MANUFACTURING IT
                  PCT Filed: 22 February 1995
                  Priority: 23 February 1994 (Germany Application P 44 05 768.7)
                  Anmelder: Keesmann, Till

                  European Patent No. 0801805
                  Anmeldetag: February 22, 1995
                  Prioritat: February 23, 1994
                  (German Application DE 44 05 768.7)
                  Veroffentlichungstag: November 3, 1999
                  Patentinhaber: Till Keesmann

                  German Patent No.: 59507196
                  Issued: December 9, 1999
                  Nationaler Teil des Europapatents No.: 0801805 in Germany
                  Issued: November 3, 1999
                  Inhaber: Till Keesmann

                  Nationaler Teil des Europapatents No.: 0801805 in Great
                  Britain
                  Issued: November 3, 1999
                  Applicant: Till Keesmann

                  Nationaler Teil des Europapatents No.: 0801805 in France
                  Issued: November 3, 1999
                  Applicant: Till Keesmann

         2.01 "Effective Date" shall mean the date upon which this License is signed by all Parties.

ARTICLE 3.        LICENSE GRANT

         3.00 Sublicense Grant. Licensor agrees to grant and hereby grants to Licensee an exclusive worldwide right and license to sublicense Licensor's Patents, the terms and conditions of which sublicenses shall be subject to the approval of Licensor, not to be unreasonably withheld and subject to the provisions and exceptions herein (the "Licensee"). Accordingly, Licensee may sublicense the Patents to any third party, including any joint venture or other entity with which Licensee is affiliated. This agreement is for the primary purpose of selling sublicenses for the patent to third parties.

         3.01 To facilitate mutual agreement on sublicensing terms, the licensee and licensor will apriori agree on the general parameters of sublicenses to be negotiated with third parties. If a sublicense negotiated with a third party is


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                  within these parameters, then SIDT will sign the sublicense.
                  If as a result of negotiations, the parameters of the sublicense are outside the agreed general parameters, then SIDT will seek the agreement of Licensor, nor to be unreasonably withheld.

         3.02 Covenant Not to License by Licensor. Licensor covenants not to license or sublicense Patents other than to Licensee during the term of this Agreement.

         3.03 Licensor warrants that he has all right, title and interest in the Patents.

         3.04 Assignments. Each and all of the terms and conditions under this License, particularly with respect to sublicensing and assignments, shall be binding upon, and inure to the benefit of, the successors and assignees of the Parties; however, Licensor shall have right of first refusal with respect to any offer received by a third party to succeed Licensee or otherwise obtain assignment of the License Agreement from Licensee, whether such offer is specifically directed to the License Agreement or part of a purchase offer for all or some of the assets of Licensee. In the event that Licensee receives such a purchase offer, Licensor shall have the right to provide Licensee with a matching or better offer which Licensee shall be obligated to accept, in accordance with the following procedure:

                           i) Licensee shall provide to Licensor a written notice of such purchase offer which shall include a complete description of the terms of the purchase offer and a statement, made in good faith, that Licensee is prepared to accept such offer.

                           ii) Licensor shall have 15 days from the date it receives the purchase offer notice to give Licensee written notice of the terms of its competing offer, which must match or better the purchase offer.

                           iii) If Licensor gives such notice, per ii, Licensee shall be obligated to transfer the License Agreement to Licensor according to the terms of Licensor's competing offer.

         3.05 Responsibilities of Licensee. Licensee covenants that it will undertake (1) to support Licensor in maintaining and strengthening the Patents; (2) to actively market the Licensor's Patents; and (3) to identify those infringing on the Licensor's Patents and to use commercially reasonable efforts to seek remedies for infringements.

ARTICLE 4.        REGISTRATION OF THE LICENSE

         4.00 As sole licensing agent for the Patents, Licensee shall be entitled to register notice of this License at the United States Patent and Trademark Office and


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                  any other foreign patent office if such registration is
                  permissible under the law of the applicable country or countries.

 ARTICLE 5.       PROSECUTION AND MAINTENANCE OF PATENTS AND PATENT APPLICATIONS

         5.00 Subject to the approval of Licensor, not to be unreasonably withheld, Licensee shall have a right, at Licensee's expense, to file, prosecute, and maintain all of the Patents that are subject of this License and shall have the right to determine whether or not, and where to file a patent application, to abandon the prosecution of any patent or patent application, or to discontinue the maintenance of any patent or patent applications.

         5.01 Licensee has the right to evaluate the Patents for reissue and shall file and prosecute reissues, interferences, oppositions, and reexaminations at Licensee's expenses upon Licensor's approval, not to be unreasonably withheld. The Licensor, upon consultation with Licensee, will complete the U.S. reissue process which was commenced in February, 2000, with the costs, attorney fees, and expenses incurred after the Effective Date hereof to be paid by Licensee, which payment will be pursuant to paragraph 6.04.

         5.02 Licensor is to provide Licensee and/or its representative with appropriate Powers of Attorney to prosecute said patent applications and reissue(s), as needed.

ARTICLE 6.        ROYALTIES

         6.00 Licensee shall, as a license fee, pay to Licensor, shortly after the Effective Date, $250,000 U.S. dollars, which will be realized by the sale of SIDT common stock issued to Licensor, such stock able to be sold by Licensor after the registration of such SIDT common stock becomes effective. Licensee shall give Licensor immediate notice when the registration becomes effective. The number of shares of such stock is to be determined by dividing $250,000 by the market price of SIDT's common stock. The market price will be determined by taking the average closing price of SIDT's common stock, as quoted on the NASDAQ OTC Bulletin Board System, for the five trading days preceding the date the registration statement covering the shares issued in connection with this Agreement is declared effective. If Licensor sells any of these shares in the five trading day period beginning the day after the registration statement covering these shares is declared effective, and the net proceeds from the sale of those shares are less than the market price (as defined above) times the number of shares sold, Licensee agrees to issue additional shares of common stock, or an equivalent amount of cash, to make up the shortfall. To determine if any additional payment is due under this Agreement, all calculations will be made on an aggregate basis. If shares are sold at prices both above and


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                  below the market price as defined above, total net proceeds will be compared with the total number of shares times the market value as defined above. Licensor accepts all market risk on all shares still held at the end of the five day trading period beginning after the registration statement is declared effective. If a portion of the shares are sold, all calculations will be made on a pro-rata basis. For example, if one-half of the shares received by Licensor are sold during the five day trading period, Licensee will make up the shortfall, if any, on the shares sold as compared to one-half of the expected market value. Licensor will bear the market risk for the remaining one-half of the shares that were not sold, regardless of the market price of the SIDT common stock at the end of the five day trading period. If Licensor does not receive the licensee fee in accordance with this paragraph within 90 days after the Effective Date, Licensor may terminate this License upon written notice to Licensee.

         6.01 Royalty Sharing. Subject to paragraph 6.04, the Parties shall share equally any Royalty Fees received as a result of a sublicensing of any of Patents. If this agreement is terminated under the provisions of section 6.02(a) or 6.02(b), future royalty payments under sublicenses sold under this agreement will be shared equally by the parties. Royalty Fees owing to Licensor shall be paid to Licensor within two (2) weeks after the close of each calendar quarter in which such Royalty Fees were received by Licensee.

         6.02 Performance Hurdle Payments. Licensee shall pay to Licensor Royalty Fees as stated in paragraph 6.01, but in no event shall Royalty Fees be less than the following:

                  6.02(a) At two (2) years from the Effective Date an aggregate of U.S. $500,000, cash. Failure to make payment of $500,000 results in this License being terminated.

                  6.02(b) At four (4) years from the Effective Date an aggregate of U.S. $1,000,000, cash. Failure to make payment of $1,000,000 results in this License being terminated.

                  6.02(c) Upon payment of an aggregate of $1,000,000 within four years of the Effective Date of this License, no further performance hurdle payments are required and the other provisions of the License are perpetual.

         6.03 Royalty Collections. Licensee shall be the sole agent for collection of all Royalty Fees under this License.

         6.04 Royalty Sharing. All Royalty Fees collected by Licensee under this License shall be reduced by expenses up to $50,000 annually Licenses incurs for (i) the collection or monitoring of Royalty Fees, (ii) the marketing or


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                  sublicensing of the Patents, and (iii) the prosecution and maintenance of any Patents and patent applications under
                  Article 5. Expenses in excess of $50,000 annually will be borne by the Licensee alone.

         6.05 Use of Patent by Licensee. If the Licensee makes uses or sells products covered by the patent, the Licensee agrees to pay to the Licensor royalties at one-half the normal royalty paid by third parties, or if no normal royalty has been established, then Licensee will pay royalties at a rate to be negotiated by Licensor or Licensee. It is the intention of the parties that the royalty will be one-half a normal royalty.

ARTICLE 7.        TERMINATION

         7.00 This License shall terminate upon the execution of the last to expire of the Patents included herein, or upon the abandonment of the last to be abandoned of any patent applications included herein, whichever is later, unless the agreement is sooner terminated.

         7.01     Licensee may terminate this License at any time upon sixty
                  (60) days written notice in advance to Licensor.

         7.02 Upon termination of this License, all rights revert to Licensor. Licensor shall be named as a permitted successor to Licensee in all sublicenses, such that in the event this License is terminated, the previously executed sublicenses may continue. Licensee shall continue to be the sale agent for collection of all Royalty Fees payable as the result of outstanding sublicenses and shall continue to royalty share, pursuant to sections 6.01, 6.03 and 6.04.

         7.03 If either Party shall be in default of any obligation hereunder, or shall be adjudged bankrupt, or become insolvent, or make an assignment for the benefit of creditors, or be placed in the hands of a receiver or a trustee in bankruptcy, the other Party may terminate this Agreement by giving sixty
                  (60) days' notice by Registered mail to the other Party, specifying the basis for termination. If within sixty (60) days after the receipt of such notice, the Party receiving notice shall remedy the condition forming the basis for termination, such notice shall cease to be operative, and this Agreement shall continue in full force.

ARTICLE 8.        PATENT MAINTENANCE

         8.00 Licensor shall be responsible for payment of maintenance fees on any Patents on which this License is based.

         8.01 If Licensor determines that the maintenance of any Patent or legal equivalent thereof is not commercially feasible, it shall diligently notify Licensee, and


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                  Licensee may at its expense, pay such fees or sums required to maintain such Patent and Licensor shall cooperate in maintaining such Patent as paid by Licensee. The Parties agree that to the extent Licensee has incurred such expenses under this Section, Licensee may at its option set off such expenses (to the extent not otherwise reimbursed by the filing Party) against any royalties due Licensor under this Agreement.

ARTICLE 9.        ENFORCEMENT OF PATENTS

         9.00 Notice of Infringement. The Parties shall promptly notify one another in writing of any alleged infringement of the Patents of which they become aware.

         9.01 Cooperation. Licensee shall have the first right to institute suit for infringement(s) of the Patents so long as this License remains exclusive. Licensor agrees to join as a party plaintiff in any such lawsuit initiated by Licensee, if requested by Licensee, with all costs, attorney fees, and expenses to be paid by Licensee. However, if Licensee does not institute suit for infringement(s) within ninety (90) days of receipt of written notice from Licensor of Licensor's desire to being suit for infringement in its own name and on its own behalf, then Licensor may, at its own expense, bring suit or take any other appropriate action.

         9.02 Commencement of Legal Action. Licensee, as sole licensing agent for the Patents, shall have the right, but not the obligation, to institute legal action concerning alleged infringement of the Patents, with or without the consent of Licensor.

         9.03 If this Agreement is terminated at the time of suit, the sole right to institute suit for infringement and to recover damages shall rest with Licensor.

         9.04 Joinder. If a Party refuses to join a legal action concerning alleged infringement of the Patents, the Party instituting the legal action may bring the legal action in the name of the other Party and may name the other Party a party plaintiff or otherwise appropriate participant in such legal action.

         9.05 Damages. Monies recovered by settlement or judgment are to be split one-half to each Party after costs and expenses are deducted.

         9.06 Neither Party may settle with an infringer without the prior approval of the other Party if such settlement would affect the rights of the other Party under the Patents.


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ARTICLE 10.       RECORDS

         10.00 Licensee shall keep accurate records of all operations affecting payments hereunder, and shall permit Licensor or its duly authorized agent to inspect all such records and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a reasonable period of not less than three (3) years thereafter. Licensee shall report to Licensor information about all important incidents concerning the Patents. Also, any agreements with sub-licensees and the related correspondence is to be made available to the Licensor. Reports and settlement of accounts are to be made quarterly within two weeks after the calendar quarter.

ARTICLE 11.       SEVERABILITY

         11.00 The Parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

         11.01 In the event the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction, either Party, by written notice to the other Party, may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

ARTICLE 12.       WAIVER, INTEGRATION, ALTERATION

         12.00 The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

         12.01 This Agreement represents the entire understanding between the Parties, and supersedes all other agreements, express or implied, between the Parties concerning the Patents.

         12.02 A provision of this Agreement may be altered only by a writing signed by both parties, except as provided in paragraphs 11.00 and 11.01.

ARTICLE 13.       APPLICABLE LAW

         13.00 This Agreement shall be construed in accordance with the substantive laws of the State of Illinois of the United States of America and venue shall lie exclusively in the federal courts residing in Chicago, Illinois.

ARTICLE 14.       NOTICES UNDER THE AGREEMENT

         14.00 For the purpose of all written communications and notices between the Parties, their addresses shall be:


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                  Licensor:       Till Keesmann
                                  Bahnhotatrasse 53a
                                  D-69115 Heidelberg
                                  Germany

                  Licensee:       Dr. Zvi Yaniv
                                  3006 Longhorn Boulevard, Suite 107
                                  Austin, TX  78758

or any other addresses of which either party shall notify the other party in writing.

         IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorized officers on the respective dates and at the respective places hereinafter set forth.

                                  TILL KEESMANN

                                  By:          /s/ Till Keesmann
                                       --------------------------------------
                                  Name:       Till Keesmann
                                       --------------------------------------
                                  Date:        26 May 2000
                                       --------------------------------------
                                  Signed at:   Heidelberg
                                            ---------------------------------


                                  By:          /s/ Hubert Gross-Wilde
                                       --------------------------------------
                                  Name:        Hubert Gross-Wilde
                                       --------------------------------------
                                  Date:        26 Mai 2000
                                       --------------------------------------
                                  Signed at:   Neuakischon
                                            ---------------------------------


                                  SI DIAMOND TECHNOLOGY, INC.

                                  By:           /s/ Marc W. Eller
                                       --------------------------------------
                                  Name:         Marc W. Eller
                                       --------------------------------------
                                  Date:         5/26/00
                                       --------------------------------------
                                  Signed at:   Dallas, Texas
                                            ---------------------------------



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